Exhibit F

Video Transcript

We have a vision.

A vision of a future that runs on sunshine.

A future that gives us all greater freedom, endless opportunity for adventure, and the ability to connect with people and places far and wide.

A future that empowers us all to do more with less. One that uses creative energy and solar power to enable our mobility without sacrificing the health of our planet.

We together can revolutionize the way we move, the way we interact with each other, and the world around us.

And together we can transform the world.

With a future-forward mindset and a belief that anything is possible, we can create a better way to move from point A to point B.

We believe in harnessing the power of the sun, in challenging the status quo, in efficiency above all else.

We believe that anyone can be a part of our movement. That bringing new ideas and different approaches can inspire our thinking.

We believe in making new connections and opening new doors of opportunity.

By applying breakthrough solar technology and reimagining the shape of transportation we can be free.

Free to move.

Free to create a future of solar mobility that changes the world.

We are Aptera.

We are the future.

Imagine what’s next.